Exhibit 10.31

WYETH

DIRECTORS’ DEFERRAL PLAN

(as amended to December 5, 2007)

SECTION 1. ESTABLISHMENT OF THE PLAN

Effective May 1, 1997, there is hereby established a plan whereby Directors of the Company who are not current employees of the Company may voluntarily defer compensation (the “Deferred Compensation” portion of the Plan), and may share in the long-term growth of the Company (the “Deferred Stock” portion of the Plan). Prior to May 1, 1997, the Company maintained the Deferred Compensation portion of the Plan as a separate plan, The American Home Products Corporation Nonfunded Deferred Compensation Plan for Directors (the “Prior Plan”). The Plan is deemed to consist, in part, of the amounts held under the Prior Plan and any election made by a Director under the Prior Plan, unless and until amended by the Director in accordance with this Plan, shall remain in effect under this Plan.

SECTION 2. DEFINITIONS

When used in the Plan, the following terms shall have the definitions set forth in this Section 2:

2.1 409A Accounts. The term “409A Accounts” means the portion of a Participant’s Individual Accounts attributable to the Deferred Amounts (and the earnings thereon) and Retirement Plan Transferred Amounts that are not both earned and vested (for purposes of Section 409A) as of December 31, 2004.

2.2 Affiliate. The term “Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code).

2.3 Applicable Transition Relief. The term “Applicable Transition Relief” means the following transition guidance, as applicable, with respect to the application of Section 409A: (i) I.R.S. Notice 2005-1 (published as modified on January 6, 2005), (ii) Section XI.C. of the preamble to the proposed Treasury Regulations under Section 409A, (70 F.R. 57930;(October 4, 2005), (iii) I.R.S. Notice 2006-79, I.R.B. 2006-43 and (iv) I.R.S. Notice 2007-86, I.R.B. 2007-46.

2.4 Average Closing Price. The term “Average Closing Price” means the average closing market price of the Shares on the Consolidated Transaction Reporting System for the New York Stock Exchange for the last five (5) consecutive trading days on which at least one sale of Shares took place on such System up to and including the day prior to the date of determination (i.e., Deferral Allocation Date or Dividend Allocation Date).

2.5 Beneficiary. The term “Beneficiary” means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated by the Participant pursuant to Section 7.3 hereof.

2.6 Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.

2.7 Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2.8 Company. The terms “Company” or “Wyeth” mean Wyeth, a Delaware corporation (as successor to American Home Products Corporation).

2.9 Company Credit. The term “Company Credit” means an amount computed and credited to a Participant’s Deferred Compensation Account, as described in Section 6.3, at an annual rate equal to ten percent (10%) compounded quarterly. Effective as of December 20, 2004, Company Credit for a particular calendar year shall mean 120% of the long-term applicable federal rate, with quarterly compounding, for the month of January of such calendar year, as published under Section 1274(d) of the Code for such year.

2.10 Compensation. The term “Compensation” means the retainer and the aggregate of all fees for service and attendance at Board of Director and committee meetings to which a Director is entitled for services rendered to the Company as a Director.

2.11 Deferral Allocation Date. The term “Deferral Allocation Date” means the third Monday of any month, or if Shares are not traded on the New York Stock Exchange on such third Monday of the month, the last day before the third Monday of the month on which Shares are traded on the New York Stock Exchange, that follows the date on which an amount deferred under the Plan would have been paid in cash if a deferral election had not been made hereunder.

2.12 Deferred Amount. The term “Deferred Amount” has the meaning set forth in Section 4(i).

2.13 Deferred Compensation Account. The term “Deferred Compensation Account” means the account described in Section 6.1.

2.14 Deferred Compensation Participant. The term “Deferred Compensation Participant” means a Director who is not a current employee of the Company and who has currently or previously elected to defer all or part of his/her Compensation pursuant to the Prior Plan or in accordance with Section 4 of this Plan, and for whom a Deferred Compensation Account is currently maintained.

2.15 Deferred Stock Participant. The term “Deferred Stock Participant” means a Director who is not a current employee of the Company and who becomes a Participant in the Plan in accordance with Section 3 hereof.

2.16 Director. The term “Director” means each member of the Board of Directors.

2.17 Disability. The term “Disability” means the complete and permanent inability of an individual, by reason of illness or accident, to perform the individual’s duties as a Director. The determination whether a Director has suffered a Disability shall be made by the Board of Directors based upon such evidence as it deems appropriate.

2.18 Dividend Allocation Date. The term “Dividend Allocation Date” means the first Monday that (a) follows a Dividend Payment Date and (b) is the third Monday of a month.

2.19 Dividend Payment Date. The term “Dividend Payment Date” means the date as of which the Company pays a cash dividend on Shares.

2.20 Dividend Record Date. The term “Dividend Record Date” means, with respect to any Dividend Payment Date, the date established by the Board of Directors as the record date for determining shareholders entitled to receive payment of the dividend on such Dividend Payment Date.

2.21 Individual Accounts. The term “Individual Accounts” or “Accounts” means the separate Deferred Compensation Account and Share Accounts, described in Section 6 hereof, which are established under the Plan for each Participant. When used in the singular, the term shall refer to one of these accounts, as the context requires.

2.22 Grandfathered Accounts. The term “Grandfathered Accounts” means the portion of a Participant’s Accounts attributable to the Deferred Amounts (and the earnings thereon) that are both earned and vested as of December 31, 2004.

2.23 Participant. The term “Participant” means a Director who is a Deferred Stock Participant, a Deferred Compensation Participant, or both, as the case may be.

2.24 Plan. The term “Plan” means the Wyeth Directors’ Deferral Plan, as set forth herein and as it may be amended from time to time.

2.25 Prior Plan. The term “Prior Plan” has the meaning set forth in Section 1 hereof.

2.26 Retirement Plan Transferred Amount. The term “Retirement Plan Transferred Amount” means the amount transferred to a Participant’s Share Accounts in accordance with Section 5.4.

2.27 Section 409A. The term “Section 409A” means Section 409A of the Code.

2.28 Section 409A Change in Control Event. The term “Section 409A Change in Control Event” means a change in control event within the meaning of the default definitions set forth in Treasury Regulation Section 1.409A-3(i)(5) or the successor thereto.

2.29 Section 409A Compliance. The term “Section 409A Compliance” shall have the meaning attributed thereto in Section 11.

2.30 Share. The term “Share” means a share of Common Stock, par value $.33-1/3 per share, of the Company.

2.31 Share Accounts. The term “Share Accounts” means a Participant’s Vested Share Account and Unvested Share Account.

2.32 Share Equivalents. The term “Share Equivalents” means bookkeeping entries credited to a Participant’s Share Accounts and denominated in Shares.

2.33 Specified Employee. The term “Specified Employee” means (a) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12 month period ending on December 31st of a calendar year and (b) to the extent not otherwise included in (a) hereof, each of the top-100 paid individuals (based on taxable wages as reported in Box 1 of Form W-2 for the 12- month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12 month period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company at any time during the 12- month period ending on December 31st of such calendar year. A Participant shall be treated as a “Specified Employee” for the 12-month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (a) or (b) of this definition is made.

2.34 Termination of Board Membership. The term “Termination of Board Membership”, with respect to a Participant’s 409A Accounts, means (i) the date on which a Participant ceases to be a member of the Board of Directors, provided that such cessation constitutes a separation from service from the Company and its Affiliates that meets the requirements of the default provisions of Treasury Regulation Section 1.409A-1(h) or the successor thereto or (ii) such later date on which the Participant incurs a separation from service from the Company and its Affiliates that meets the requirements of the default provisions of Treasury Regulation Section 1.409A-1(h) or the successor thereto. With respect to a Participant’s Grandfathered Accounts, Termination of Board Membership means the date on which a Participant ceases to be a member of the Board of Directors.

2.35 Unvested Share Account. The term “Unvested Share Account” means an account consisting of amounts transferred under Section 5.4 for which the vesting requirements of Section 5.5(ii) have not been satisfied, and which are denominated in Share Equivalents as described in Section 6.2.

2.36 Vested Share Account. The term “Vested Share Account” means an account consisting of amounts transferred under Section 5.4 for which the vesting requirements of Section 5.5(ii) have been satisfied together with amounts deferred hereunder, and which are denominated in Share Equivalents as described in Section 6.2, and including any amounts previously maintained in a Participant’s Unvested Share Account which are transferred to such account following satisfaction of the vesting requirements described in Section 5.5(ii) and any cash accruing interest pending the next Quarterly Deferral Allocation Date (as hereinafter defined).

2.37 Year of Service. The term “Year of Service” means each full year and any partial year an individual served as a Director. For this purpose a “year” is the twelve-month period commencing with the first day of the individual’s service as a Director of the Company both before and after the effective date of the Plan. For purposes of the (i) 409A Accounts, Year of Service shall be determined in accordance with the Plan in effect as of January 1, 2008 and (ii) Grandfathered Accounts, Year of Service shall be determined in accordance with the Plan in effect on October 3, 2004.

SECTION 3. DEFERRED STOCK PARTICIPANT

Each person who as of the effective date of this Plan is currently serving or who is hereafter elected or appointed to serve as a Director, as the case may be, who is not an employee of the Company, and who elects to become a Participant by making a deferral under Section 5.2, or for whom a transfer is made under Section 5.4, shall become a Deferred Stock Participant. A Deferred Stock Participant shall cease to participate in the Plan with respect to future compensation when the Participant ceases to be a Director. For purposes of the Plan, a Director shall be deemed to cease to be a Deferred Stock Participant with respect to future compensation on the first day of the month next following the month in which he/she last serves as a Director.

SECTION 4. DEFERRED COMPENSATION PARTICIPANT

By the deadline established by the Committee which shall be prior to the beginning of any calendar year, any Director who is not an employee of the Company may defer the receipt of Compensation to be earned by the Director during such calendar year by filing with the Company a written election that:

(i) defers payment of a designated amount (of One Thousand Dollars ($1,000) or more) or a percentage of his/her Compensation for services attributable to such calendar year (the “Deferred Amount”);

(ii) specifies the payment option selected by the Participant pursuant to Section 7.2 hereof for such Deferred Amount; and

(iii) specifies the options selected by the Participant pursuant to Section 5 hereof for such Deferred Amount.

The Deferred Amount may not exceed the Director’s Compensation for the period of deferral and shall be separately determined for each calendar year. Notwithstanding the foregoing, any individual who is not an employee of the Company, and who is newly elected or appointed to serve as a Director may, by the deadline established by the Committee which shall be no later than thirty (30) days after the earlier of (A) the date his/her election or appointment as a Director becomes effective, and (B) the date the Director first becomes eligible to participate in any arrangement for Directors sponsored by the Company or an Affiliate that is an “elective account balance plan” as such term is defined for purposes of Section 409A (the “Initial Election Period”), elect in accordance with the preceding provisions of this Section 4, to defer the receipt of Compensation earned during the portion of the current calendar year that follows the last day of the election period described above in this paragraph. Any elections made pursuant to this Section 4 shall be irrevocable (i) on the last day of the calendar year immediately preceding the calendar year as to which the election applies, or (ii) on the last day of the Initial Election Period, as applicable. If a Participant fails to cancel an election under this Section 4 with respect to his/her Deferred Amount for a future calendar year, the Participant’s current election shall remain in effect for such entire future calendar year. A Participant may thereafter make a new election with regard to a future calendar year in accordance with the first paragraph of this Section 4 or cancel an election with regard to a future calendar year, provided that such election or cancellation is made on or prior to December 31 of the calendar year proceeding such future calendar year. A Participant shall not be permitted to change or cancel an election with regard to a particular calendar year on or after January 1 of such calendar year. Notwithstanding anything in this Section 4 to the contrary, for purposes of elections pursuant to this Section 4 made during calendar years 2005, 2006 and 2007, the Committee may, in its discretion, establish a deadline that is later than the deadline otherwise permitted by this Section 4, provided that such extension is permitted by the Applicable Transition Relief.

SECTION 5. FORM OF DEFERRED COMPENSATION CREDITS

5.1 Deferred Compensation Account. Except with respect to the deferral of Compensation for a year in which a Deferred Compensation Participant elects to have all or a percentage of the Deferred Amount credited in Shares in accordance with Section 5.2 hereof, the Deferred Amount shall be denominated in U.S. dollars and credited to the Participant’s Deferred Compensation Account pursuant to Section 6.1 hereof.

5.2 Shares. Prior to the beginning of any calendar year or, in the case of an election by a Director who is first eligible to participate in an elective account balance plan, during the Initial Election Period, as applicable, a Deferred Compensation Participant may elect, by filing a written election with the Board of Directors, to have all or a percentage of the Deferred Amount for the calendar year credited in Share Equivalents and allocated to the Participant’s Vested Share Account pursuant to Section 6.2 hereof. Any elections made pursuant to this Section 5.2 shall be irrevocable on the last day of the calendar year immediately preceding the calendar year as to which the election applies or, if applicable, on the last day of the Initial Election Period described in Section 4. If a Participant fails to discontinue an election under this Section 5 with respect to his/her Deferred Amount for a future period, his/her current election shall remain in effect, provided, however, that the Participant may thereafter make a new election with regard to a future calendar year at any time.

5.3 Transfer of Deferred Compensation Account Balance to Share Account. Prior to the effective date of the Plan, a Deferred Compensation Participant may elect to have all or a portion of his/her final credited account balance in the Prior Plan (i.e., the balance as of April 30, 1997) converted to Share Equivalents and credited to the Participant’s Vested Share Account. Such conversion shall take place as of May 1, 1997, based on the Average Closing Price as of May 1, 1997.

5.4 Transfer of Present Value of Accrued Benefits Under Retirement Plan to Share Account. Prior to the effective date of the Plan, a Deferred Compensation Participant shall have allocated to his/her Unvested Share Account, or if a Participant has satisfied the vesting requirements set forth in Section 5.5(ii) hereof, to his/her Vested Share Account, the number of Share Equivalents (maintained in fractions and rounded to three (3) decimal places) having a market value (calculated as set forth below) equal to the actuarial present value as of May 1, 1997, of the amount that would have been due to such Participant under the American Home Products Corporation Retirement Plan for Outside Directors at the time of his/her earliest retirement date assuming that the Participant has then satisfied the vesting requirements thereunder (the “Retirement Plan Transferred Amount”). Such actuarial present value calculation shall be performed by the Company in its discretion and shall be converted to Share Equivalents and credited to the Participant’s Unvested or Vested Share Account, as the case may be. Such conversion shall take place as of May 1, 1997, based on the Average Closing Price as of that date.

5.5 Vesting of Unvested Share Account.

(i) All amounts transferred pursuant to Section 5.4 shall be maintained in a Vested Share Account to the extent vested at the time of transfer. All amounts which are not vested will be held in an Unvested Share Account until the Participant shall have satisfied the vesting requirements set forth in Section 5.5(ii), at which time such amounts in the Participant’s Unvested Share Account shall be transferred from such Unvested Share Account and shall become a part of or be added to the Participant’s Vested Share Account.

(ii) A Participant shall have satisfied the vesting requirements upon completion of at least ten (10) Years of Service and attainment of age sixty-five (65), provided, however, that a Participant who ceases to be a Director prior to attainment of age sixty-five (65) with at least ten (10) Years of Service shall be deemed to have satisfied the vesting requirements upon the first to occur of (1) attainment of age sixty-five (65), (2) death, or (3) Disability. Any amounts in a Participant’s Unvested Share Account at the time the Participant incurs a Termination of Board Membership shall be forfeited if the Participant has not completed at least ten (10) Years of Service.

SECTION 6. INDIVIDUAL ACCOUNTS

The Company shall maintain Individual Accounts for Participants, as follows:

6.1 Deferred Compensation Account. The Company shall maintain a Deferred Compensation Account in the name of each Deferred Compensation Participant with respect to any amounts deferred under the Plan which the Deferred Compensation Participant does not elect to have credited in Share Equivalents pursuant to Section 5.2 or 5.3 hereof. The portion of a Participant’s Deferred Compensation Account attributable to amounts deferred under the Plan that were earned and vested (for purposes of Section 409A) as of December 31, 2004 shall be separately accounted for. The opening balance of each Participant’s Deferred Compensation Account on the effective date of this Plan shall be equal to the closing balance on the immediately preceding date of the corresponding account maintained on the Participant’s behalf under the Prior Plan, if any, less any portion of such account converted to Share Equivalents and allocated to the Participant’s Vested Share Account pursuant to Section 5.3 hereof. The Deferred Compensation Account shall be denominated in U.S. dollars, rounded to the nearest whole cent. A Deferred Amount allocated to a Deferred Compensation Account pursuant to Section 5.1 hereof shall be credited to the Deferred Compensation Account as of the Deferral Allocation Date.

6.2 Share Accounts. The Company shall maintain Share Accounts consisting of (i) a Vested Share Account and (ii) an Unvested Share Account. The portion of a Participant’s Share Accounts attributable to amounts deferred under the Plan that were earned and vested (for purposes of Section 409A) as of December 31, 2004 shall be separately accounted for. The Share Accounts shall be denominated in Share Equivalents, and shall be maintained in fractions rounded to three (3) decimal places. Share Equivalents allocated to a Deferred Stock Participant’s Vested Share Account in accordance with the Participant’s election under Section 5.2 hereof, shall be credited to the Participant’s Vested Share Account as of the Deferral Allocation Date next occurring in January, April, July or October (each a “Quarterly Deferral Allocation Date”), provided that a Deferred Amount so credited shall be credited with deemed interest at the Company Credit rate calculated in accordance with Section 6.3 from the actual Deferral Allocation Date, if different, until the day preceding the next Quarterly Deferral Allocation Date. Share Equivalents and, if necessary, fractional Share Equivalents, shall be credited to a Participant’s Vested Share Account based on the Average Closing Price at the Deferral Allocation Date.

6.3 Accrual of Company Credit. The Treasurer of the Company shall determine the annual rate of Company Credit in January of each calendar year. This rate as so determined shall be effective for the then current calendar year. The Company Credit shall be compounded and credited to each Deferred Compensation Account as of the last day of each calendar quarter for each month (or part thereof) that the Participant serves as a Director during such calendar year.

If a Participant elects the payment option under either Section 7.2(i)(b) or Section 7.2(i)(c) below, the Company Credit shall continue to be credited to the Participant’s account until distributed.

6.4 Cash Dividends. Cash dividends paid on Shares shall be deemed to have been paid on the Share Equivalents allocated to each Participant’s Share Accounts and shall be treated as if the allocated Share Equivalents were actual Shares issued and outstanding on the Dividend Record Date. An amount equal to the amount of such dividends shall be credited in Share Equivalents to each Share Account as of each Dividend Allocation Date based on the Average Closing Price at the Dividend Allocation Date and shall be paid, to the extent vested, at the same time and in the same form as the Share Equivalents to which such cash dividends relate.

6.5 Capital Adjustments. The number of Share Equivalents allocated to Share Accounts shall be adjusted by the Board of Directors, as it deems appropriate, to reflect stock dividends, stock splits, reclassifications, spinoffs, and other extraordinary distributions, as if those Share Equivalents were actual Shares.

6.6 Account Statements. Within a reasonable time following the end of each calendar year, the Company shall provide an annual statement to each Participant. The annual statement for each Participant shall report the number of Share Equivalents credited to each of the Participant’s Share Accounts (together with the dollar amount of any cash accruing interest pending the next Quarterly Deferral Allocation Date) and shall report the dollar amount credited to the Participant’s Deferred Compensation Account as of December 31 of that year.

SECTION 7. PAYMENT PROVISIONS

7.1 Method of Payment. All payments to a Participant (or to a Participant’s Beneficiary or estate, as the case may be) with respect to the Participant’s Deferred Compensation Account and Vested Share Account shall be paid in cash only, with Share Equivalents valued as set forth in Section 7.2 below.

7.2 Payment Options.

(i) At the time each Director makes a deferral election pursuant to Section 4, or for Participants who are Directors on May 1, 1997, prior to the effective date of the Plan, the Participant shall select a payment option with respect to the payment of the Participant’s Individual Accounts from the following payment options, subject to this Section 7.2 and Section 7.3:

(a) a lump sum paid on the first day of the calendar quarter following the calendar quarter in which the Participant incurs a Termination of Board Membership;

(b) payments in substantially equal annual installments over a period of between two (2) to ten (10) years, as elected by the Participant at the time he/she makes his/her election under this paragraph (i)(b), commencing in January of the calendar year following the calendar year during which the Participant incurs a Termination of Board Membership, with Share Equivalents in the Participant’s Vested Share Account treated as described in paragraph (iii) below; or

(c) payments in annual installments over a period of between two (2) to ten (10) years as elected by the Participant at the time he/she makes his/her election under this paragraph (i)(c), commencing in January of the calendar year following the calendar year during which the Participant incurs a Termination of Board Membership, with Share Equivalents in the Participant’s Vested Share Account treated as described in paragraph (iv) below.

(ii) If the payment option described in paragraph (i)(a) above has been elected, the amount of the lump sum with respect to the Participant’s Deferred Compensation Account shall be equal to the portion of such Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment attributable to a Deferred Amount subject to paragraph (i)(a), and the amount of the lump sum with respect to the portion of the Participant’s Vested Share Account attributable to a Deferred Amount subject to paragraph (i)(a) shall be equal to the Average Closing Price as of the last day of the calendar quarter preceding the date of payments multiplied by the number of Share Equivalents attributable to each such Deferred Amount and credited to the Participant’s Vested Share Account as of such date plus any cash accruing interest pending the next Quarterly Deferral Allocation Date.

(iii) If the payment option described in paragraph (i)(b) above has been elected, the value of the portion of Participant’s Vested Share Account attributable to a Deferred Amount subject to paragraph (i)(b) shall be added to the amount in such Participant’s Deferred Compensation Account attributable to a Deferred Amount subject to paragraph (i)(b) based on the Average Closing Price at the date of the first payment and the amount of each installment with respect to such portion of the Participant’s Deferred Compensation Account (including the portion transferred from the Participant’s Vested Share Account and any cash accruing interest pending the next Quarterly Deferral Allocation Date) shall be paid annually, in substantially equal installment amounts based on the applicable number of installments elected. The determination of the amount of substantially equal installment payments shall be a fixed annuity computation determined based on the amount of the portion of the Participant’s Deferred Compensation Account (including the amount transferred from the Participant’s Vested Share Account) subject to paragraph (i)(b) at the time of the first payment, the annual rate of the Company Credit at that time and the number of installments selected, assuming compounding of the Company Credit on a quarterly basis.

(iv) If the payment option described in paragraph (i)(c) above has been elected, the amount of each installment with respect to the portion of the Participant’s Deferred Compensation Account and Vested Share Account (and any cash accruing interest pending the next Quarterly Deferral Allocation Date) attributable to a Deferred Amount subject to paragraph (i)(c) shall be paid annually, in the number of installments elected. The amount to be distributed annually with respect to Share Equivalents shall be computed by dividing the number of Share Equivalents in the Participant’s Vested Share

Account attributable to a Deferred Amount subject to paragraph (i)(c) by the number of installment payments selected, with the resulting number of Share Equivalents paid in cash, based on the Average Closing Price as of the December 31 preceding each date of payment. Any additional amounts in respect of Share Equivalents attributable to such Deferred Amount relating to dividend equivalents during the duration of installment payments shall be included with and paid as part of the last installment.

(v) If the Participant fails to elect a payment option, the amount credited to the Participant’s Deferred Compensation Account and Vested Share Account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i)(a) and paragraph (ii) above.

(vi) Notwithstanding anything in paragraphs (iii) and (iv) above to the contrary, separate calculations shall be performed to the extent that Deferred Amounts subject to paragraphs (iii) or (iv) have different payment dates.

(vii) Notwithstanding anything in this Section 7.2 to the contrary, (A) effective January 1, 2008, amounts in a Participant’s 409A Accounts attributable to the Retirement Plan Transferred Amount (if any) shall be paid to the Participant, subject to Section 5.5, in the form selected in paragraph (i)(a), (i)(b), or (i)(c), or pursuant to paragraph (v), if applicable, on the later of the first day of the month following (x) the Participant’s Termination of Board Membership determined pursuant to paragraph (i)(a), (i)(b), (i)(c) or (v), as applicable, and (y) the Participant’s attainment of age 65 and (B) amounts in a Participant’s Grandfathered Accounts attributable to such Participant’s Retirement Plan Transferred Amount (if any) credited as of his Termination of Board Membership to his (I) Vested Share Account shall be paid in accordance with the time and form selected in paragraph (i)(a), (i)(b), or (i)(c) or pursuant to paragraph (v), if applicable, and (II) Unvested Share Account, if any, shall be paid, subject to Section 5.5, to the Participant in the form selected in paragraph (i)(a), (i)(b), or (i)(c), or pursuant to paragraph (v), if applicable, on the first to occur of (1) attainment of age 65 and (2) Disability. If the payment option described in paragraph (i)(a) above has been selected, the value of the Unvested Share Account shall be determined based on the Average

Closing Price as of the December 31 preceding the date of payment. If the payment option described in paragraph (i)(b) above has been selected, payment shall be made in accordance with Section 7.2(iii). If the payment option in paragraph (i)(c) above has been selected, payment shall be made in accordance with Section 7.2(iv). Notwithstanding the foregoing, any amounts attributable to Retirement Plan Transferred Assets at the date of a Participant’ death (at any time), including amounts in the Unvested Share Account, shall be paid to the Participant’s Beneficiary or estate, as the case may be, in accordance with Section 7.3.

7.3 Payment Upon Death. Notwithstanding any other provision of the Plan to the contrary, on the first day of the month following the date of a Participant’s Termination of Board Membership due to his or her death or death following a Termination of Board Membership, the amount credited to the Participant’s Deferred Compensation Account and all of the Share Equivalents credited to the Participant’s Share Accounts shall be paid by the Company in a lump sum to the Participant’s Beneficiary. For purposes of this Section 7.3, the amount credited to the Participant’s Deferred Compensation Account, and the number and value of Share Equivalents credited to the Participant’s Share Accounts, shall be determined as of the date of payment using the Average Closing Price. A Participant may designate a Beneficiary, in writing, in a form acceptable to the Board of Directors. A Participant may revoke a prior designation of a Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided, however, that such revocation and new designation (if any) are in writing, in a form acceptable to the Board of Directors, and filed with the Board of Directors before the Participant’s death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant’s life shall be paid to the Participant’s estate in a lump sum in accordance with this Section 7.3.

7.4 Payment on Unforeseeable Emergency. The Board of Directors may, in its sole discretion, direct payment to a Participant of all or of any portion of the vested portion of a Participant’s Accounts, notwithstanding an election of a payment option under Section 7.2 above, at any time that the Board of Directors determines that such Participant has an unforeseeable emergency. With respect to that portion of the Participant’s Grandfathered Accounts, “unforeseeable emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. With respect to a Participant’s 409A Accounts, “unforeseeable emergency” means “unforeseeable emergency” within the meaning of Section 409A. Notwithstanding the foregoing to the contrary, payments under this Section 7.4 shall be permitted in the event of an unforeseeable emergency (i) with respect to the Grandfathered Accounts, only to the extent reasonably necessary to meet the emergency and (ii) with respect to the 409A Accounts, only if the emergency cannot be relieved through reimbursement from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship to the Participant or by cessation of deferrals by the Participant in the Plan (determined without consideration of amounts available to the Participant from other deferred compensation plans). For purposes of this Section 7.4, the value of the Shares shall be calculated based on the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt. If the withdrawal due to the Unforeseeable Emergency is taken from the Deferred Amount or the Retirement Plan Transferred Amount that the Participant elected, pursuant to Section 7.2, to have paid as installments, the amount of such withdrawal shall be deducted from the remaining installments to be paid to such Participant starting with the last in time of such installments scheduled to be paid.

7.5 Delay for Specified Employees. Notwithstanding anything in Section 7 to the contrary, (a) to the extent that the Shares credited to a Participant’s 409A Accounts are to be issued for any reason other than Termination of Board Membership due to death during the period beginning on the Participant’s Termination from Board Membership and ending on the six-month anniversary of such date and (b) at the time of such Termination of Board Membership, the Participant is a Specified Employee, then such issuance shall be delayed until the first day of the month following the six-month anniversary of the Termination of Board Membership.

SECTION 8. OWNERSHIP OF SHARES

A Participant shall have no rights as a shareholder of the Company with respect to any Shares represented by the Share Equivalents described hereunder.

SECTION 9. PROHIBITION AGAINST TRANSFER

The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer amounts to which he/she is entitled hereunder prior to payment thereof to the Participant.

SECTION 10. GENERAL PROVISIONS

10.1 Director’s Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payments of cash under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

10.2 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Board of Directors, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan. This Plan is intended to comply with Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) and the rules promulgated thereunder.

10.3 Legal Opinions. The Board of Directors may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any good faith action taken, or omitted, by it pursuant to the advice of such counsel.

10.4 Liability. Any decision made or action taken by the Board of Directors, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Board of Directors nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

10.5 Withholding. The Company shall have the right to deduct from all payments hereunder any federal, state, local and foreign taxes required by law to be withheld from such payments. The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.

10.6 Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, however, that this Section 10.6 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

10.7 Severability. In the event any provision of the Plan shall be held or determined to be illegal or invalid for any reason or it is determined that any provision of the Plan would cause any Participant to be in constructive receipt for federal or state income tax purposes of any portion of his or her Accounts, then such provision will be considered null and void and the Plan shall be construed and enforced as if the provision had not been included in the Plan as of the date such provision was determined to be illegal, invalid or to have the potential to cause the Participant to be in constructive receipt of a portion of his or her Accounts.

10.8 Applicable Transition Relief.

(i) All Participant elections made through December 31, 2007 regarding distribution of the Participant’s 409A Accounts shall be pursuant to the Applicable Transition Relief.

(ii) To the extent that any Participant receives in 2005 a distribution of all, or any portion of, the balance in the Participant’s 409A Accounts, such distribution shall be deemed a termination of such Participant’s participation in the Plan with respect to all or such portion of the Participant’s 409A Accounts, in accordance with to the Applicable Transition Relief.

SECTION 11. AMENDMENT, SUSPENSION, AND TERMINATION

The Board of Directors shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan, provided, however, that no amendment, suspension, or termination shall reduce the number of Share Equivalents or the cash balance in an Individual Account. The termination of the Plan shall not result in any acceleration of the payment of the balance of any Participant’s 409A Accounts, unless the Board decides, in its discretion to accelerate payment and such acceleration may be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A (“Section 409A Compliance”).

SECTION 12. APPLICABLE LAW

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent that such laws are preempted by federal law.

SECTION 13. EFFECTIVE DATE

The initial effective date of this Plan is May 1, 1997. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of the Prior Plan that were in effect prior to the effective date of this Plan.

SECTION 14. CHANGE IN CONTROL

Upon the occurrence of a Change in Control, all Accounts under the Plan that are not fully vested as of the date of such occurrence (and which have not previously been forfeited) will become fully vested. Notwithstanding any prior election by a Participant to the contrary, at any time following a Change in Control a Participant may elect to accelerate any or all payments from such Participant’s Grandfathered Accounts due under the Plan to a single sum payment to be made on a date at least twelve (12) months subsequent to such election, provided, however, that such election may be made for an immediate single sum payment, in which six percent (6%) of the amount of the accelerated payment shall be permanently forfeited to the Company. Notwithstanding any prior election by a Participant to the contrary, a Participant’s 409A Accounts shall be paid to such Participant at the time of the Change in Control in a lump sum solely to the extent that such Change of Control transaction is also a Section 409A Change in Control Event. For purposes of this provision, a Change in Control will be deemed to have occurred if:

(i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 20% of the voting power of the Company’s then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of voting common securities directly from the Company); or

(ii) the consummation of any merger or other business combination of the Company, sale or lease of the Company’s assets or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company who owned shares immediately prior to the Transaction (including any trustee or fiduciary of any Company employee benefit plan) own, by virtue of their prior ownership of the Company’s shares, at least 65% of the voting power, directly or indirectly, of (a) the surviving corporation in any such merger or other business combination; (b) the purchaser or lessee of the Company’s assets; or (c) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

(iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two–thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

SECTION 15. 409A

The Board of Directors shall not have the discretionary authority to accelerate or delay distribution of any amount from a 409A Account except to the extent that such acceleration or delay may, in the discretion of the Board of Directors, be effected in a manner that will result in Section 409A Compliance.

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